                                                                   EXHIBIT 2.1.2

                             DATED 18 December 1998


                             INTERNATIONAL EXCHANGE
                                  NETWORKS LTD.            (1)

                                      and

                            lPC INFORMATION SYSTEMS,
                                      INC.                 (2)




                           -------------------------

                                      DEED

                 constituting Unsecured Guaranteed Subordinated
                              Loan Note 2000/2002

                           -------------------------


                                  Norton Rose
                                     London

THIS DEED is dated 18 December 1998 and made BETWEEN:

(1) INTERNATIONAL EXCHANGE NETWORKS LTD, a company incorporated in the State of Delaware, USA, whose principal place of business is at Wall Street Plaza, 88 Pine Street, New York, New York 10005, USA ("IXNet"); and

(2) IPC INFORMATION SYSTEMS, INC. a company incorporated in the State of Delaware, USA, whose principal place of business is at Wall Street Plaza, 88 Pine Street, New York, New York 10005, USA ("IPC").

WHEREAS:

(A) IXNet by Resolution of its Board of Directors passed on 14 December 1998 in exercise of the powers conferred on the Directors by the By-laws has created a Loan Note 2000/2002 (the "Note") and has determined to constitute the same in manner hereinafter appearing;

(B) IPC, IXNet's parent company, has agreed to indemnify the Noteholder (as defined below) in the manner contained in the Conditions to the Note;

(C) IPC has issued 10 7/8% Senior Discount Notes due 2008 pursuant to an indenture dated as of 30th April, 1998 and supplemented by the First Supplemental Indenture dated as of 30th September, 1998 made between IPC as Issuer and United States Trust Company of New York as Trustee;

(D) EPC has a five year secured revolving credit facility of up to $55,000,000 made pursuant to a credit agreement dated as of 30th April, 1998, as amended, made between IPC (1), IPC Funding Corp. (2), the Initial Lenders (as defined therein)(3), the Initial Issuing Bank (as defined therein)(4), Morgan Stanley Senior Funding, Inc. as Syndication Agent and Arranger (5), Goldman Sachs Credit Partners L.P. as Documentation Agent (6) and General Electric Capital Corporation as Administrative Agent and Collateral Agent (together with any subsequent Administrative Agent, hereinafter referred to as the "Agent")(7).

NOW THIS DEED WITNESSES as follows:

1    Definitions
     -----------

     In this Deed and the Note:

     "Credit Agreement" means the credit agreement referred to in Recital (D) and includes that agreement as amended, restated, supplemented, increased or otherwise modified or renewed, replaced or refinanced from time to time provided and to the extent only that entry into and/or performance of such agreement does not breach Section 4.03 of the indenture referred to in Recital (C) in its original form (as amended by the First Supplemental Indenture referred to in such Recital) as at the date hereof, and

     "Sale and Purchase Agreement" means the sale and purchase agreement dated 7 August, 1998 made between Marshalls 106 Limited, Marshalls Finance Limited, IXNet and IPC, as amended as of the date hereof.

2    Issue of Note and application of proceeds
     -----------------------------------------

2.1 IXNet may issue a Note in an aggregate principal amount of (Pounds)4,500,000. The Note shall be issued on the terms contained in this Deed and in the Certificate and Conditions appearing in schedule 1 hereto and a "Noteholder" is a person entered in the register as the holder of the Note. The proceeds of issue thereof shall be receivable by IXNet and shall be applicable as the Directors in their absolute discretion shall determine.

2.2 The Noteholder shall be entitled to receive free of charge one Certificate for the Note held by him.

3    Company to maintain Register
     ----------------------------

     IXNet shall at all times keep at its principal place of business in London or at such other place as may be approved by the Noteholder an accurate register of the Note showing the number of the issued Note, the name and address of the Noteholder from time to time, the nominal amount of Note held by the Noteholder and the date of issue of such Note.

4    Counterparts
     ------------

     This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party to this Deed may enter into this Deed by executing any such counterpart.

5    Notices
     -------

     Any notice or other document shall be given to IXNet (with a copy to IPC by registered mail or confirmed facsimile) or the Noteholder either by sending it by post in a first-class prepaid envelope or by delivering it to its registered office. Any notice so given shall be deemed to have been served on the day following that on which it is posted.

6    Proper Law and jury trial
     -------------------------

6.1 This Deed and the Note is governed by English law. The parties irrevocably submit to the jurisdiction of the English courts in relation to any matter arising in connection with this Deed and the Note. A Party may, however, bring proceedings in connection with this Deed and the Note in any court of competent jurisdiction. IXNet and IPC each irrevocably appoint Titmuss Sainer Dechert at present of No. 2 Serjeants' Inn, London EC4Y 1LT,
     Attention: Head of Business Law Department, to receive on their behalf process issued out of the English courts in connection with this Deed.

6.2 Each party to this Deed and the Noteholder hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Deed or the Note.

IN WITNESS whereof this Deed has been executed the day and year first above written.

                                   Schedule I
                                   ----------

                            Form of Note Certificate
                            ------------------------

CERTIFICATE NO.                                         AMOUNT

                                                   (Pounds)4,500,000

                    INTERNATIONAL EXCHANGE NETWORKS LIMITED

                  (Incorporated in the state of Delaware, USA
                    whose principal place of business is at
                       Wall Street Plaza, 88 Pine Street
                         New York, New York 10005, USA)

             Unsecured Guaranteed Subordinated Loan Note 2000/2002
           Issued pursuant to a Resolution of the Board of Directors
                           passed on 14 December 1998

--------------------------------------------------------------------------------

THIS IS TO CERTIFY that

                                                         (the "Noteholder") of
--------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
is the holder of (Pounds)4,500,000 of the above-mentioned Note which is constituted by a Deed dated 18th December 1998 made between International Exchange Networks Ltd. ("IXNet") and IPC Information Systems, Inc. ("IPC"). The
Note is issued subject to and with the benefit of the provisions contained in the Deed and the Conditions endorsed hereon. Expressions defined in the Deed shall have the same meaning when used in this Certificate and Conditions.

The Note together with the Deed are hereinafter referred to as the "Note Documents", IXNet and IPC are hereinafter referred to as the "Obligors", Marshalls 106 Limited as "106" and Marshalls Finance Limited as "MFL". Words and expressions defined in the Sale and Purchase Agreement and not otherwise defined herein shall have the same meaning when used in this Note.

EXECUTED and DELIVERED as a DEED    )
by INTERNATIONAL EXCHANGE           )
NETWORKS, LTD.                      )
                                         -------------------------------
                                         Authorised Officer



                                         -------------------------------
                                         Authorised Officer


EXECUTED and DELIVERED as a DEED    )
by IPC INFORMATION SYSTEMS, INC.    )
                                         -------------------------------
                                         Authorised Officer



                                         -------------------------------
                                         Authorised Officer


EXECUTED and DELIVERED as a DEED    )
by MARSHALLS 106 LIMITED            )
                                         -------------------------------
                                         Director



                                         -------------------------------
                                         Director/Secretary


EXECUTED and DELIVERED as a DEED    )
by GENERAL ELECTRIC CAPITAL         )
CORPORATION as ADMINISTRATIVE       )
AGENT                               )

                                         -------------------------------
                                         Authorised Signatory

                                 The Conditions
                                 --------------

1    Redemption
     ----------

     Subject to Conditions 5.3 and 10, IXNet will repay the principal amount of (Pounds)4,500,000 under this Note in three instalments (each a "Tranche"), as follows: (Pounds)1,125,000 on 31st January 2000, (Pounds)1,575,000 on 31st January, 2001 and (Pounds)1,800,000 on 31st January 2002 (each being a "Payment Date" and the last being the "Final Payment Date").

2    Interest
     --------

2.1 Subject to Conditions 5.3 and 10, IXNet shall pay interest on each Tranche on the relevant Payment Date or, if different, the date on which IXNet pays the full amount of such Tranche; such interest shall accrue from the date of this Note until the date of payment thereof and shall be compounded monthly. The rate of interest shall be at a rate per annum of 3.0 per cent. per annum over the Sterling base lending rate of Barclays Bank plc in force from time to time.

3    Indemnity
     ---------

     IPC undertakes to procure that IXNet will perform all of its obligations under this Note; and, subject to Condition 4, it agrees to indemnify the Noteholder against all liabilities, losses and expenses of whatever nature which such Noteholder may incur or sustain as a result of any failure by IXNet to do so. IPC further agrees that the Noteholder is at liberty to compound with or grant indulgence or relief to IXNet or to any other person, or to vary this Note, or to do any other matter or thing which, but for this provision, might exonerate it, without in any way prejudicing or affecting its rights against it.

4    Subordination
     -------------

4.1 For so long as an Event of Default (as that expression is defined in the Credit Agreement) has occurred and is continuing, unremedied or unwaived under the Credit Agreement, neither of the Obligors shall make any payment under this Note to the Noteholder or deposit into any escrow account under Condition 10.3 and the Noteholder may not take any action to enforce its rights under or accelerate this Note, provided that if

     (a) there is an acceleration of the entire indebtedness under the Credit Agreement, the Noteholder may, subject to Condition 4.2, enforce its rights under this Note except to the extent that such enforcement is inconsistent with the enforcement of the rights of the agents (in their capacity as such) on behalf of the Lender Parties (as defined in the Credit Agreement) and the lenders under the Credit Agreement; and/or

     (b) an event of default under Condition 7(b) and/or (c) has occurred, the Noteholder may only, subject to Condition 4.2, make a claim as an unsecured creditor in the insolvency, winding-up, bankruptcy or liquidation of either Obligor and take any and all steps necessary to preserve that claim or ranking.

     Notwithstanding any term of this Note postponing, subordinating or preventing any payment by either Obligor under this Note or the Deed, as between the Obligors and the Noteholder, the relevant payment obligation shall be deemed to remain due, owing and payable in accordance with the terms of this Note and the Deed in order that interest and indemnity payments will accrue thereon in accordance with the terms of this Note and the Deed.

4.2 In the event that any payment is made in the circumstances contemplated in Condition 4. 1, either by the Obligors, the Solicitors (as defined in Condition 10.3) or otherwise, including by reason of or in connection with any insolvency, winding-up, bankruptcy or liquidation proceedings relating to either Obligor (and notwithstanding that such payment results from an action which is permitted under Condition 4.1 (a) or (b)), the Noteholder shall receive such payment in trust for and turn over such payment to General Electric Capital Corporation, or subsequent Administrative Agent, on behalf of the Lenders under the Credit Agreement.

4.3 The limitation on the exercise of the Noteholder's rights and performance of the Obligors' obligations under Conditions 4.1 and 4.2 shall cease to apply in relation to any continuing Event of Default (other than an Event of Default of the type described in Section 6.01(f) of the Credit Agreement as in force as at the date hereof) if, on the expiry of 120 days from the date on which that Event of Default first occurred, the entire indebtedness under the Credit Agreement has not been accelerated.

4.4 The Lender Parties and Agents (as defined in the Credit Agreement) may enforce the provisions of this Condition 4 directly in their own name.

5    Payments
     --------

5.1 Subject to Conditions 5.3 and 10, all payments to the Noteholder under this Note shall be made in full (without any withholding or other deduction) in Sterling in immediately available and freely transferable funds on the due date to such account as the Noteholder may specify. Subject to Condition 8.1, if an Obligor is compelled by law to make any deduction or withholding it will pay the Noteholder such additional amounts as are required to ensure that after the making of such deduction or withholding the Noteholder receives on the relevant date and retains (free from any liability) the amount which would have been received had no such withholding or deduction been required.

5.2 If the date for payment of any amount due in respect of the Note is not a day (a "Business Day") on which banks are open for business in London and New York, then such payment shall be made on the next succeeding day which is a Business Day. No adjustment will be made to the payment in respect of any such modification of the date on which payments is made.

5.3  In the event of:

     (a) the direct or indirect sale or transfer of all or substantially all of the assets of MFL; or

     (b) the dissolution or winding up of MFL; or

     (c) an Insolvency Event (as defined in the Marshalls Contract known as the Framework Agreement) occurring with respect to 106 or MFL, or

     (d) MFL failing to pay a Shortfall (as defined in the Marshalls Contract known as the Framework Agreement) in excess of (Pounds)100,000 when due provided that it shall not be a failure to pay a Shortfall or portion of such Shortfall to the extent that the same remains subject to a Bona Fide Dispute (as defined below), then, subject to Condition 7, the due date for all principal and interest payments hereunder shall be deferred until the Final Payment Date. For the purposes of Condition 5.3(a), substantially all of the assets of MFL shall mean assets constituting 80% or more of the assets of the Marshalls Group (excluding the Group) on a consolidated basis, either on the basis of book value or fair market value and for the purposes of Condition 5.3(d):

     "Bona Fide Dispute" means a bona fide dispute between MFL and IXNet in relation to whether a Shortfall is due or in relation to the provision of Services resulting in MFL being entitled not to pay monies otherwise due under the Marshalls Contract known as the Operating Contract (as defined in the Telecommunications Framework Agreement).

6    Warranties
     ----------

6.1 Each Obligor (in respect of itself only) hereby represents and warrants to the Noteholder that at the date of this Note:

     (a) IPC and IXNet are duly incorporated in the State of Delaware, USA and each Obligor has full power and authority to execute, deliver and perform its obligations under the Note Documents;

     (b) the execution, delivery and performance of the Note Documents has not resulted, nor will result, in a breach of any provision of, or constitute a default (so that the same could have a Material Adverse Effect as defined in Condition 6.2) under (i) each Obligor's constitutional documents or (ii) any statute, law, order, rule or regulation of any Governmental Authority (as defined in Condition 6.2) applicable to it;

     (c) each of the Note Documents has been duly and validly authorised, executed and delivered by the Obligors and is the legal, valid and binding obligations of each Obligor enforceable against each Obligor in accordance with its terms, subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganisation, moratorium or similar laws affecting creditors' rights generally;

     (d) no registration with, or consent or approval of, or any other action by, any person or Governmental Authority is required in connection with the execution, delivery and performance of each of the Note Documents by the Obligors;

     (e) no proceedings have been commenced or, to the best of each Obligor's knowledge, are pending or threatened against or affecting such Obligor before any governmental authority which, in aggregate and if adversely determined, could materially and adversely affect the rights, title and interest of each Obligor under the Note Documents.

6.2  In Condition 6.1:

     "Governmental Authority" means any federal, state or other governmental agency or body, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic; and

     "Material Adverse Effect" means a material adverse effect on (a) the business, condition, operations, performance, assets, liabilities or prospects of the Obligors taken as a whole, (b) the rights and remedies of the Noteholder under either of the Note Documents or (c) the ability of any Obligor to perform its obligations under either of the Note Documents.

7    Events of Default
     -----------------

     Subject to Condition 4 and 10.3, the Noteholder may require immediate repayment of this Note in any of the following circumstances:

     (a) if any Obligor is in breach of any of Conditions 1, 2, 5.1, 5.2 and/or 6 of this Note;

     (b) if any Obligor becomes insolvent or generally unable to pay its debts as they become due;

     (c) if any Obligor is dissolved or enters into bankruptcy, reorganisation liquidation, administration, administrative receivership, receivership, a voluntary arrangement, or scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction other than England or any form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction; or a petition is presented or other step is taken by any person with a view to any of those things unless dismissed within 30 days;

     (d) if an Event of Default (as defined in the Credit Agreement), or if an event (having a similar effect in any amended version of the Credit Agreement), occurs and is continuing.

8    Transfer
     --------

8.1 Subject to the other provisions of this Condition 8, the Noteholder may transfer this Note in whole, but not part.

8.2 Such transfer may be made without the consent of any Obligor provided that the transferee (i) is a member of the Marshalls Group and (ii) will take the Note subject to any rights of set-off which either Obligor may have against MFL in relation to that Marshalls Contract known as the Framework Agreement.

8.3 The Note may be transferred otherwise than in accordance with Condition 8.2 with the prior written consent of the Obligors and provided that the transferee is a financial institution which, at the time it becomes the Noteholder has (by reference to its latest audited accounts) or, if it is part of a group, its ultimate parent company shall have (by reference to the latest consolidated audited accounts of such group), shareholders funds of at least US$250,000,000 or its equivalent in other currencies.

8.4 To transfer this Note, the Noteholder shall deliver to IXNet the Certificate together with a form of transfer, executed by the transferor (such form to include the name and address of the transferee and the amount of the Note transferred). Upon receipt by IXNet of the same, it shall amend the register in accordance with the form of transfer. Title to this Note shall pass by such registration in the register.

8.5 IXNet shall, within 7 business days after each registration, deliver to the transferee a new Certificate for the Note transferred.

9    Surrender of Note
     -----------------

9.1 Subject to Condition 9.2, upon receipt in full of all amounts due under this Note, this Note shall be cancelled and the Noteholder shall return it to IXNet.

9.2 Any release, cancellation or discharge of this Note shall be conditional upon no disposition or payment to the Noteholder in respect of an Obligor's obligations hereunder being void, set aside or ordered to be refunded for any reason.

10   Set-off and Relevant Claims
     ---------------------------

10.1 Except as set out in Condition 10.2:

     (a) the Noteholder hereby waives any right (whether in law, equity or otherwise) to set-off any moneys owing by it to any Obligor against any amount payable under this Note; and

     (b) each Obligor hereby waives any right (whether in law, equity or otherwise) to set-off any amount payable under this Note against any moneys owing to it from the Noteholder.

10.2 If on any Payment Date there shall be outstanding any Relevant Claims (as hereinafter defined), IXNet may deduct from such payment an amount equal to the amount of the Relevant Claim plus interest accrued or previously paid on such amount at the rate specified in Condition 2 from the date of this Note (less any amount previously deducted in connection with any such Relevant Claim); provided, however, promptly upon the settlement, resolution or withdrawal of any such Relevant Claim (as described below) with respect to which a deduction was made, IXNet shall pay to the Noteholder the then remaining amount of such Relevant Claim, together with accrued interest at the rate specified in Condition 2. LXNet further agrees that, to the extent there are any payments to the Group under the Marshalls Contracts from any member of the Marshalls Group (the "Marshalls Contract Obligations"), and for so long as (and only for so long as) this Note is then held by a member of the Marshalls Group, the Noteholder, on behalf of such member of the Marshalls Group, including the Noteholder as a member of such Marshalls Group, may offset against any of the Marshalls Contract Obligations any principal, interest or other amounts payable under this Note which remain outstanding beyond their respective due dates. Upon settlement or resolution of a Relevant Claim in favour of IXNet pursuant to Condition 10.2(c) or (d) of this Note or in the event of any Working Capital Offset (such amount as described in Condition 10.2(c) or (d) and/or the amount of the Working Capital Offset being the "Settled Amount"), the principal amount of this Note shall be reduced by the Settled Amount, and the amount of any accrued interest on this Note shall be reduced for the amount of accrued interest with respect to the Settled Amount. Any such reduction of principal shall first be applied as a reduction of the principal amount of the Tranche that is next payable under this Note.

     For the purpose of this Note:

     (a) "Relevant Claims" shall mean claims made by IXNet (taking account of all applicable vendor protection provisions) pursuant to the provisions of the Sale and Purchase Agreement, the Taxation Deed or the Marshalls Contracts in respect of which MFL or 106 shall have received notice in writing, specifying in reasonable detail with supporting evidence the events, matter or default which gives rise to the claim and an estimate of the amount claimed and which have not been settled, resolved or withdrawn and, in addition shall include the amount of the difference between the Working Capital Adjustment and the Estimated Working Capital Adjustment payable by 106 to IXNet as provided for by clause 6.3(e) of the Sale and Purchase Agreement (the "Working Capital Offset");

     (b) any claim notified shall be deemed to have been withdrawn on the expiration of 365 Relevant Days after the date of the claim being so notified unless Court proceedings have been commenced against the appropriate parties. For the purposes of the foregoing, "Relevant Day" shall mean any day which is (i) a day on which the aggregate amount of all successful claims and pending claims (excluding the Working Capital Offset) exceeds the cumulative threshold specified in Schedule 5 to the Sale and Purchase Agreement, or (ii) any day after the third anniversary of the Completion Date;

     (c) a claim shall be deemed to be settled upon MFL or 106 and IXNet agreeing a final settlement thereof and a claim shall be deemed to be resolved upon an order or decree of a Court of competent jurisdiction being given in proceedings in respect of the claim and such order or decree being final and not or no longer appealable;

     (d) the amount determined to be payable upon the settlement or resolution of the claim shall be the amount agreed by MFL or 106 and IXNet under any such settlement or determined by any such order or decree (as the case may be) to be payable by MFL or 106 in respect thereof.

10.3 Subject to Condition 4, on the earlier of the Final Payment Date and the date on which this Note is accelerated pursuant to Condition 7, IXNet shall deposit into an escrow account to be established in the name of IXNet's and the Noteholder's solicitors (together, the "Solicitors") an amount equal to the amount of the Relevant Claims with respect to which IXNet had previously made deduction from the principal payments due hereunder (and which has not been previously resolved or settled), together with accrued interest at the rate specified in Condition 2 hereof ("Existing Interest"). The Solicitors shall hold such monies pending the settlement, resolution or withdrawal of any Relevant Claim (as determined under Conditions 10.2(b), (c) and (d) respectively), at which time they shall pay to the Noteholder the amount so agreed or determined in respect of such Relevant Claim together with:

     (a)  the Existing Interest; and

     (b) interest accrued from the date of deposit in the escrow account until the date of payment,

     thereon and any remaining amounts, after all Relevant Claims have been settled, resolved or withdrawn, shall be distributed to IXNet.

11   Counterparts
     ------------

     This Note may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party to this Note may enter into this Note by executing any such counterpart.

12   Notices
     -------

     Any notice or other document may be given hereunder either personally or by sending it by post in a first-class prepaid envelope or by delivering it to him at the recipient's registered address. Any notice so given shall be deemed to have been served on any day following that on which it is posted.

13   Marshalls
     ---------

     Nothing contained in these Conditions shall prevent MFL, or any other member of the Marshalls Group which is or becomes a transferee of this Note in compliance with Condition 8, from having its rights under this Note charged in favour of its banks if it is required to do so under its working capital credit agreement and/or existing charges given in respect thereof provided that, notwithstanding the foregoing, any transfer in connection with the exercise of such charge shall remain subject to the transfer restrictions and other provisions of Condition 8.

14   Proper Law and jury trial
     -------------------------

14.1 This Note is governed by English law. The parties irrevocably submit to the jurisdiction of the English courts in relation to any matter arising in connection with this Note. A party may, however, bring proceedings in connection with this Note in any court of competent jurisdiction. Each Obligor irrevocably appoint Titmuss Sainer Dechert at present of No. 2 Serjeants' Inn, London EC4Y 1LT, Attention: Head of Business Law Department, to receive on their behalf process issued out of the English courts in connection with this Agreement.

14.2 Each party to this Note and the Noteholder hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Deed or the Note.

EXECUTED and DELIVERED as a DEED    )
by INTERNATIONAL EXCHANGE           )
NETWORKS, LTD.                      )
                                         ------------------------------
                                         Authorised Officer



                                         ------------------------------
                                         Authorised Officer


EXECUTED and DELIVERED as a DEED    )
by IPC INFORMATION SYSTEMS, INC.    )
                                         ------------------------------
                                         Authorised Officer



                                         ------------------------------
                                         Authorised Officer

EXECUTED and DELIVERED as a DEED    )
by MARSHALLS 106 LIMITED            )
                                         ------------------------------
                                         Director



                                         ------------------------------
                                         Director/Secretary

EXECUTED and DELIVERED as a DEED    )
by GENERAL ELECTRIC CAPITAL         )
CORPORATION as ADMINISTRATIVE       )
AGENT                               )

                                         ------------------------------
                                         Authorised Signatory